David T.
  Thomson P.C. ________________________Certified Public Accountant








CONSENT OF INDEPENDENT ACCOUNTANT


I consent to the inclusion in the Registration Statement, my report, which includes an explanatory paragraph which discusses the Company's ability to continue as a going concern, dated April 22, 2003, and on my audit of the financial statements of Power Save International, Inc. for the years ended December 31, 2002, 2001 and 2000.

David T. Thomson, P.C.

/s/ David T. Thomson, P.C.

Salt Lake City, Utah
April 30, 2003







P.O. Box 571605 - Murray, Utah 84157 - (801) 966-9481